Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Eric Korman (“Employee”) and Ticketmaster L.L.C., a Virginia limited liability company (the “Company”), as of April 11th, 2006 and shall be effective as of April 10, 2006 (the “Effective Date”).

WHEREAS, the Company desires to establish its right to the services of Employee, in the capacity described below, on the terms and conditions hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1A.                             EMPLOYMENT. The Company agrees to employ Employee as Executive Vice President and Employee accepts and agrees to such employment. During Employee’s employment with the Company, Employee shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee’s position and shall render such services on the terms set forth herein. Employee shall render such other services for the Company and corporations controlled by, under common control with or controlling, directly or indirectly, the Company (other than Expedia, Inc. and its subsidiaries), and to successor entities and assignees of the Company (each, a “Company Affiliate”) as the Company may from time to time reasonably request and as shall be consistent with the duties Employee is to perform for the Company and with Employee’s position, status and experience. During Employee’s employment with the Company, Employee shall report directly to the President and Chief Operating Officer (hereinafter referred to as the “Reporting Officer”). Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee’s position and status. Employee agrees to devote all of Employee’s working time, attention and efforts to the Company and to perform the duties of Employee’s position in accordance with the Company’s written policies as in effect from time to time, which are generally applicable to all senior executives of the Company.   Employee’s principal place of employment shall be the Company’s offices in West Hollywood, California.

2A.                             TERM OF AGREEMENT. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Term”), unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto (the “Standard Terms and Conditions”). For the avoidance of doubt, the parties’ post-termination obligations including but not limited to the confidentiality, consulting, non-solicitation of employees, and non-solicitation of clients provisions in the Agreement shall survive the Term of Employee’s employment hereunder.

3A.                             COMPENSATION.

(a)              BASE SALARY. During the Term, the Company shall pay Employee an annual base salary of $350,000 (the “Base Salary”), payable in equal biweekly installments or in accordance with the Company’s payroll practice as in effect from time to time. For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time. Employee’s salary shall be reviewed each February for an increase (but not a decrease) during the Term in relation to Employee’s responsibilities; provided, however, that the Company shall not be required to increase Employee’s Base Salary.

(b)             SIGNING BONUS. Upon execution of this Agreement and within 10 days after the Effective Date, Company shall pay Employee a one-time signing bonus in the amount of $150,000. In the event Employee resigns without Good Reason or is terminated for Cause during the first year of the Term, Employee shall refund to the Company a prorated portion of the signing bonus, in the amount of $12,500.00 multiplied by the number of whole calendar months from the date of such resignation or termination through the end of the first year of the Term.

(c)              RESTRICTED STOCK. In consideration of Employee’s entering into this Agreement and as an inducement to  join the Company, Employee will receive under IAC’s Stock & Annual Incentive Plan (the “IAC Incentive Plan”) an award of restricted stock units (the “Restricted Stock Units”) representing shares of common stock of IAC/InterActiveCorp valued at $250,000 subject to the approval of the Compensation/Benefits Committee of the Board of Directors of IAC/InterActiveCorp. The award will be governed by a Restricted Stock Unit agreement. The value of Employee’s award will be converted into the number of units Employee will receive based on the average of the closing prices of IAC stock for the 30 trading days ending on the trading day prior to the Effective Date, and will be rounded down to the nearest whole unit. This Restricted Stock Unit grant shall be in addition to, and not in lieu of, the annual grant which the Executive is eligible to receive under the IAC Incentive Plan, which annual grant is to be determined by the Committee (as defined in the IAC Incentive Plan) of the Board of Directors of IAC as provided under the terms of the Plan.

(d)                  DISCRETIONARY BONUS. During the Term, Employee shall be eligible to receive discretionary annual bonuses.

(e)                   BENEFITS. From the Effective Date through the date of termination of Employee’s employment with the Company for any reason, Employee shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company for its senior executives. Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

(i)                                     Reimbursement for Business Expenses. During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee’s duties for the Company, on the same basis as similarly situated employees and in accordance with the Company’s policies as in effect from time to time.

(ii)                                  Vacation. During the Term, Employee shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

4A.                             NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	Ticketmaster L.L.C.
8800 Sunset Boulevard West Hollywood, CA 90069 Attention: General Counsel

With a copy to:	InterActiveCorp.
152 West 57th Street New York, NY 10019 Attention: General Counsel

If to Employee:	Eric Korman
911 Park Avenue
New York, New York 10021

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.                             GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in California, or, if not maintainable therein, then in an appropriate California state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6A.                             COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

7A.                             RELOCATION.

(i)                                     Except as otherwise prohibited by applicable laws or regulations, the Company shall reimburse Employee for his actual, reasonable and documented expenses relating to relocating from New York to California, as provided by Company policy as such policy may be amended from time to time, up to a total relocation allowance consistent with the Executive Level of IAC corporate policy. Employee must complete his relocation on or before April 10, 2007 in order to receive the relocation allowance.

(ii)                                  Should Employee’s employment terminate for any reason other than Cause, as defined in the Standard Terms and Conditions, at any time during the first year of the Term, the Company shall relocate Employee to New York, New York on the same terms as set forth in paragraph 7(A)(i) hereinabove.

8A.                             SECTION 409A.  The benefits provided under this Agreement shall comply with Section 409A of the Code and the regulations thereunder. To the extent so required in order to comply with Section 409A of the Code, (i) amounts and benefits to be paid or provided under this Agreement shall be paid or provided to Employee in a single lump sum on the first business day after the date that is six months following the date of termination of Employee’s employment or shall begin six months and one day following the date of termination, and (ii) the Company and Employee agree to amend or modify this Agreement and any agreements relating hereto as may be necessary to comply with Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement as of April 11th, 2006.

TICKETMASTER L.L.C. 8800 Sunset Boulevard West Hollywood, CA 90069

By:	/s/ Edward J. Weiss
Name: Edward J. Weiss
Title:	EVP, GC

By:	/s/ Eric Korman
EMPLOYEE

STANDARD TERMS AND CONDITIONS

1.                                       TERMINATION OF EMPLOYEE’S EMPLOYMENT.

(a)                                  DEATH. In the event Employee’s employment hereunder is terminated by reason of Employee’s death, the Company shall pay Employee’s designated beneficiary or beneficiaries, within 30 days of Employee’s death, in a lump sum in cash, Employee’s Base Salary through the end of the month in which death occurs and any Accrued Obligations (as defined in paragraph 1(g) below).

(b)                                 DISABILITY. If, as a result of Employee’s incapacity due to physical or mental illness (“Disability”), Employee shall have been absent from the full-time performance of Employee’s duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Employee by the Company (in accordance with Section 4A above), Employee shall not have returned to the full-time performance of Employee’s duties, Employee’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Employee is absent from the full-time performance of Employee’s duties with the Company due to Disability, the Company shall continue to pay Employee’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company. Upon termination of Employee’s employment due to Disability, the Company shall pay Employee within 30 days of such termination (i) Employee’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations (as defined in paragraph 1(g) below).

(c)                                  TERMINATION FOR CAUSE; RESIGNATION BY EMPLOYEE WITHOUT GOOD REASON. The Company may terminate Employee’s employment under this Agreement for Cause at any time prior to the expiration of the Term. The Employee may resign from his employment with the Company without Good Reason upon 30 days’ written notice to the Company. In the event of Employee’s termination for Cause or upon Employee’s resignation without Good Reason, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 1(g) below).

As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Employee; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section 2 hereof; (iv) the willful or gross neglect by Employee of the material duties and responsibilities required by this Agreement; (v) a material breach by the Employee of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any Company Affiliate which has not been approved by a majority of the disinterested directors of the Company’s Board of Directors, if such material breach remains uncured after the lapse of 30 days following the date that the Company has given Employee written notice thereof; (vi) any act of misappropriation, embezzlement, intentional fraud or similar misconduct involving the Company or any Company Affiliate; (vii) a material violation of any written Company policy pertaining to ethics, wrongdoing or conflicts of interest; and (viii) the repeated non-prescription abuse of any controlled substance which, in any case described in this clause, the Company’s Board of Directors reasonably determines renders the Employee unfit to serve in his capacity as an officer or employee of the Company or any Company Affiliate; provided that before a cessation of Employee’s employment shall be deemed to be a termination of Employee’s employment for Cause, (A) the Company shall provide written notice to Employee that identifies the conduct described in clauses (ii), (iii) or (iv) above, as applicable, and (B) in the event that the event or condition is curable, Employee shall have failed to remedy such event or condition within 30 days after Employee shall have received from the Company the written notice described in clause (A) above.

As used herein, “Good Reason” shall mean the occurrence of any of the following without Employee’s written consent, (i) a material adverse change in Employee’s title, duties, operational authorities or reporting responsibilities from those in effect immediately following the Effective Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee or that is authorized pursuant to this Agreement; (ii) any reduction in Base Salary or any of the benefits described in Section 3A of this Agreement as described above; (iii) failure by the Company to pay Employee his Signing Bonus or grant the Employee the Restricted Stock Units as contemplated by Sections 3A(b) and 3A(c) of this Agreement, respectively, on the terms and conditions provided in such sections; or (iv) a relocation of Employee’s principal place of business more than 50 miles from the Los Angeles, California metropolitan area.

(d)                                 TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EMPLOYEE FOR GOOD REASON. Upon termination of Employee’s employment prior to expiration of the Term (A) by the Company for any reason other than Employee’s death or Disability or for Cause or (B) upon Employee’s resignation for Good Reason, the Company shall pay Employee, (i) in accordance with its normal payroll practices, the Employee’s Base Salary through the end of the Term and (ii) within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(g) below). The payment to Employee of the severance benefits described in this Section 1(d) shall be subject to Employee’s execution and non-revocation of a general release of the Company and the Company Affiliates in a form substantially similar: to that used for similarly situated executives of the Company and the Company Affiliates and attached hereto as Exhibit A.

(e)                                  NOTICE OF TERMINATION. Any termination of Employee’s employment, whether by the Company or by the Employee, shall require a notice of termination to be issued by the Company or the Employee to the other party. The notice of termination shall specify the effective date of the termination and shall set forth in reasonable detail the basis for such termination by the Company or the Employee.

(f)                                    MITIGATION; OFFSET. In the event of termination of Employee’s employment prior to the end of the Term, in no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of severance benefits or other compensation or benefits. If Employee obtains other employment during the Term, the amount of any severance payments to be made to Employee under Section 1(d) hereof after the date such employment is secured shall be offset by the amount of compensation earned by Executive from such employment through the end of the Term. For purposes of this Section 1(f), Employee shall have an obligation to inform the Company promptly regarding Employee’s employment status following termination and during the period encompassing the Term.

(g)                                 ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Employee’s Base Salary through the date of death or termination of employment for any reason, as the case may be, which has not yet been paid; (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid; and (iii) any unused vacation time accrued through the date of the Employee’s termination of employment for any reason.

2.                                       CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)                                  CONFIDENTIALITY. Employee acknowledges that while employed by the Company Employee will occupy a position of trust and confidence. Employee shall not, except (i) as may be required to perform Employee’s duties hereunder, (ii) required by applicable law, (iii) as may be required by a court of competent jurisdiction, or any governmental agency having supervisory authority over the business of the Company or any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information or (iv) with the Company’s consent, without limitation in time or until such information shall have become public other than by Employee’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or

Company Affiliates. “Confidential Information” shall mean information about the Company or any Company Affiliates, and their clients and customers that is not disclosed by the Company or any Company Affiliates for financial reporting purposes and that was learned by Employee in the course of employment by the Company or any Company Affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and the Company Affiliates, and that such information gives the Company and the Company Affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Employee’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and the Company Affiliates or prepared by Employee in the course of Employee’s employment by the Company and the Company Affiliates.

(b)                                 NON-SOLICITATION OF EMPLOYEES. Employee recognizes that he will possess confidential information about other employees of the Company and the Company Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and the Company Affiliates. Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and the Company Affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Employee because of Employee’s business position with the Company. Employee agrees that, during Employee’s employment and during the period commencing immediately upon the termination of Employee’s employment for any reason and ending on the later of (i) the end of the Term and (ii) the second anniversary of the date of termination of Employee’s employment (the “Non-Solicit Period”), Employee will not, directly or indirectly, solicit or recruit any employee of the Company or any of the Company Affiliates for the purpose of being employed by Employee or by any business, individual, partnership, firm, corporation or other entity on whose behalf Employee is acting as an agent, representative or employee and that Employee will not convey any such confidential information or trade secrets about other employees of the Company or any of the Company Affiliates to any other person except within the scope of Employee’s duties hereunder; provided, however, that the restrictions in this paragraph shall not prohibit Employee (i) from placing advertisements in newspapers or other media of general circulation advertising employment opportunities and (ii) from hiring persons who respond to such advertisements, provided that they were not otherwise solicited by Employee in violation of this section. The mere fact that Employee is an employee of a company, business, partnership, firm, corporation or other entity soliciting employees of the Company, without the Employee’s involvement in the solicitation, will not cause Employee to violate this provision.

(c)                                  NON-SOLICITATION OF CUSTOMERS. During Employee’s employment and during the Non-Solicit Period, Employee shall not induce or attempt to induce any Customer of the Company or any Company Affiliate to cease doing business with the Company or any Company Affiliate, or in any way interfere with the relationship between any such Customer on the one hand, and the Company or any Company Affiliate, on the other hand; provided, however, that, for the avoidance of doubt, nothing in this paragraph shall be deemed to prohibit Employee from calling upon or soliciting a Customer during the Non-Solicit Period if such action relates to a product or service not sold or performed by the Company. The mere fact that Employee is an employee of a company, business, partnership, firm, corporation or other entity soliciting customers or suppliers of the Company, without the Employee’s involvement, directly or indirectly, in the solicitation, will not cause Employee to violate this provision. “Customer” shall mean any person who engages the Company or any of the Company Affiliates to sell, on its behalf as agent, tickets to the public.

(d)                                 PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments shall be made for hire by the Employee for the Company or any of the Company Affiliates. “Employee Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of the Company Affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of the Company Affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of the Company Affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(e)                                  COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company’s written Policies and Procedures of general applicability as they may exist from time to time.

(f)                                    REMEDIES FOR BREACH. Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee’s notice to cure any such breach. Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee’s violation of any provision of this Section 2 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company.

(g)                                 SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.                                       TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach an employment agreement with Employee’s current employer prior to the natural expiration date of such agreement.

4.                                       ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.

5.                                       WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.                                       HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.                                       WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto. Notwithstanding anything to the contrary herein, neither the assignment of Employee to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or the Company Affiliates nor a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

8.                                       SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

9.                                       INDEMNIFICATION. The Company shall indemnify and hold Employee harmless for acts and omissions in Employee’s capacity as an officer, director or employee of the Company, or any of the Company Affiliates for which the Employee performs services, to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of the Company Affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts described in Section 1(c) of these Standard Terms and Conditions.

ACKNOWLEDGED AND AGREED:

Dated as of: April 11th, 2006

TICKETMASTER L.L.C. 8800 Sunset Boulevard West Hollywood, CA 90069

By:	/s/ Edward J. Weiss
Name:	Edward J. Weiss
Title:	EVP, GC

By:	/s/ Eric Korman
EMPLOYEE

EXHIBIT A
FORMS OF GENERAL RELEASE

RELEASE FOR CALIFORNIA EMPLOYEES UNDER AGE 40

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is entered into by and between                                    for itself and all of its affiliated, parent, related, and subsidiary companies, joint venturers and partnerships, as well as their respective directors, officers, partners, employees, agents, attorneys, successors, and assigns, past and present, and each of them, including, but not limited to, Ticketmaster, a Delaware corporation (collectively “Ticketmaster”), on the one hand, and                        , on behalf of himself/herself and his/her agents, representatives, heirs, executors, trustees, and assigns (collectively, “Employee”), on the other hand.

AGREEMENTS

1.             Severance of Employment Relationship. Employee and Ticketmaster agree and acknowledge that Employee will cease to be employed by Ticketmaster effective as of                          , 200     (the “Termination Date”).  Employee hereby confirms his/her agreement and understanding that as of such Termination Date:  (a) Employee will have no further continuing right to be employed by Ticketmaster; (b) Employee will no longer hold himself/herself out as an employee of Ticketmaster; (c) Employee will have received all compensation, expense reimbursement and other benefits to which he/she is or may be entitled to receive as an employee of Ticketmaster through the Termination Date, including but not limited to payment for all accrued but unused vacation time; and (d) Employee will have returned to Ticketmaster any and all documents, agreements, records, instruments, office equipment, keys and other property of Ticketmaster (and copies thereof) that are in his/her possession or under his/her control, if any. [Add if Employee was previously granted stock options and was terminated for cause after discussing with the General Counsel of Ticketmaster: Furthermore, Employee understands and agrees that he/she has been terminated for cause, and that any stock options that had been granted to him/her have been cancelled pursuant to the terms of his/her stock option agreement.]

2.             Payment of Consideration.

(a) Upon execution of this Agreement by Employee, in consideration for the promises and representations made in this Agreement, and as full and final settlement for any and all claims Employee has or may have against Ticketmaster, Ticketmaster agrees to pay Employee a lump sum in the amount of                                     week(s) salary, minus all applicable withholdings. Employee understands and agrees that such payment is not salary but rather severance and thus, among other things, such payment will not be eligible for 401(k) deductions or employer matching contributions and

Ticketmaster may withhold Federal and state taxes at the rates applicable to unearned income.

(b)           After the Termination Date, Employee will not receive or accrue any benefits. From the Termination Date through                                       , Ticketmaster will pay Employee’s COBRA payments.

3.             Release of Known and Unknown Claims. In consideration for the promises undertaken, Employee irrevocably and unconditionally releases and forever discharges Ticketmaster, as defined above, as well its affiliated, parent, related, and subsidiary companies, licensees, joint venturers and partnerships, as well as their respective directors, officers, shareholders, partners, employees, agents, attorneys, successors, and assigns, past and present, and each of them, from any and all claims, demands, liabilities, suits or damages of any type or kind, whether in law or in equity, known or unknown, suspected or unsuspected, arising from or in any way related to Employee’s employment with Ticketmaster, and/or the severance of such employment from Ticketmaster and/or any events regarding Employee’s employment occurring prior to the execution of the Agreement, including without limitation, all of those based on allegations of discrimination or harassment on the basis race, color, sex, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other bases protected by federal, state or local laws; any claim under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; the California Fair Employment & Housing Act, California Government Code § 12900, et seq.; violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); violation of the Occupational Safety and Health Act or any other safety and/or health laws, statutes or regulations; violation of the Employment Retirement Income Security Act of 1974 (“ERISA”); or any contract, tort, wage and hour law, and/or any federal, state or local fair employment practice or civil rights law, ordinance or executive order, or any other wrongdoing or improper conduct whatsoever, including but not limited to: any claims for violation of any state or federal law or regulations; or for breach of contract (express or implied); breach of the implied covenant of good faith and fair dealing; wrongful discharge; retaliation; violation of public policy; sexual assault and/or battery; invasion of privacy; misrepresentation; defamation; fraud; fraudulent inducement; or emotional distress; and any and all other claims or torts whatsoever, all to the fullest extent permitted by law.

4.             Waiver of California Civil Code Section 1542.

(a)           In executing this Agreement, Employee waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance and consequences of the specific waiver of Section 1542. Section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

(b)           Thus, notwithstanding the provisions of Section 1542, Employee expressly acknowledges that paragraph 3, above, is also intended to include in its effect, without limitation, all such claims which Employee does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

(c)           Employee acknowledges and agrees that Employee may later discover facts different from or in addition to those Employee now knows or believes to be true in entering into this Agreement. Employee agrees to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agrees that this Agreement shall remain effective regardless of such additional or different facts.

5.             Warranties. Employee specifically represents that he/she has no pending complaints or charges against Ticketmaster with any state or federal court or any local, state or federal agency, division or department, based on any events occurring prior to the date of execution of this Agreement. Employee further represents that he/she will not in the future file, participate in, instigate or encourage the filing of any lawsuit by any party in any state or federal court or any proceeding before any local, state or federal agency, department or division, claiming that Ticketmaster has violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the date of the execution of this Agreement.

6.             Non-Disclosure of Proprietary Information. Employee recognizes and acknowledges that the Proprietary Information of Ticketmaster (as defined below), represents a valuable, special and unique asset of Ticketmaster. “Proprietary Information of Ticketmaster” means all information known or intended to be known only to employees of Ticketmaster or any of its subsidiaries or affiliates in a confidential relationship with Ticketmaster relating to Ticketmaster’s employees, executives, agents, representatives, operations and clients, as well as technical matters pertaining to the business of Ticketmaster or any of its subsidiaries or affiliates, including, but not limited to, any information, business plans, financial information, design specifications, programs, listings, documentation or other supporting or related materials or information of any nature or description whatsoever relating to Ticketmaster’s hardware, software, systems and equipment as it now exists, including any and all improvements in the state of the art relative hereto or applications, adaptations and modification thereof, whether now existing or developed in the future, except for any information within the public domain. Employee consents and agrees that Employee will not at any time use or disclose any Proprietary Information of Company to any person, firm, corporation, association or entity for any reason or purpose whatsoever. If Employee is served with any subpoena, court order, or other legal process seeking disclosure of any Proprietary  Information  of Ticketmaster, or this Agreement, or any information or documentation regarding the severance of Employee’s employment from Ticketmaster, Employee shall promptly send to the General Counsel of Ticketmaster within forty-eight (48) hours via facsimile at (310) 360-3373, such subpoena, court order, or other legal process so that Ticketmaster may exercise any applicable legal remedies. Employee agrees not to remove any documents, records or other information from the premises of Ticketmaster or any of its subsidiaries or affiliates containing any such Proprietary Information of Ticketmaster and acknowledges that such documents, records and other information are the exclusive property of Ticketmaster or its subsidiaries or affiliates. The confidentiality obligations imposed upon Employee by the terms of this Agreement shall be continuing.

7.             Non-Disparagement. Employee agrees not to make any negative, disparaging, detrimental or derogatory comments to any third party about Ticketmaster or about its businesses, employees, executives, agents or representatives at any time whatsoever. Employee further agrees not to make any statements that would adversely affect Ticketmaster’s business reputation.

8.             Non-Disclosure of this Agreement. Employee agrees that this Agreement is confidential and Employee will not disclose the existence of this Agreement, any of the terms of this Agreement or any facts regarding Employee’s employment at Ticketmaster to any person or entity, except: (1) to Employee’s attorneys, accountants or any governmental taxing authority on a need to know basis only; or (2) in response to an order or subpoena issued by a court or government agency; provided, however, that notice of receipt of such judicial order, inquiry or subpoena shall be communicated via facsimile within 72 hours to the General Counsel for Ticketmaster, at (310) 360-3373 so that Ticketmaster will have the opportunity to intervene to assert whatever rights it has to nondisclosure prior to Employee’s response to the order, inquiry or subpoena. Employee further agrees to inform any such attorneys, accountants and governmental authorities or agencies about this confidentiality provision and that they will agree to be bound by it.

9.             Knowing and Voluntary. The parties acknowledge and represent that they have carefully read and fully understand all of the terms and conditions set forth in this Agreement. The parties further acknowledge and represent that they enter into this Agreement freely, knowingly and without coercion and based on their own judgment and not in reliance upon any representation or promises made by any party or its attorneys to any other party.

10.           Attorneys’ Fees. Should any party institute any action or proceeding to enforce, interpret or apply any provision of this Agreement, or any released claims, the parties agree that the prevailing party shall be entitled to reimbursement by the losing party of all costs and expenses, including, but not limited to, all of its attorneys’ fees.

11.           Governing Law. This Agreement shall be construed and governed by the laws of the State of California, without giving effect to its conflict of laws provisions.

12.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

13.           Severability. If any provision of this Agreement is deemed to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts shall not be affected.

14.           Entire Agreement. This Agreement, together with that certain                                                     dated as of                [fill in name and date of any confidentiality/nondisclosure agreement signed by the Employee related to his/her employment with Ticketmaster], contains all of the terms and conditions agreed upon by the parties regarding the subject matter of this Agreement. Any prior agreements, promises, negotiations, or representations, either oral or written, by either the parties hereto or their attorneys, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect. No modifications of this Agreement can be made except in writing signed by Employee and an authorized representative of Ticketmaster.

15.           Denial of Liability. Employee expressly recognizes that this Agreement shall not in any way be construed as an admission by Ticketmaster of any unlawful or wrongful acts whatsoever. Ticketmaster expressly denies any breach of any contracts, policies or procedures, or a violation of any state or federal law or regulation.

16.           Waiver. No waiver by any party of any breach of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement. No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

17.           Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. THE PARTIES HAVE HAD THE OPPORTUNITY TO HAVE THE CONTENTS OF THIS AGREEMENT FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ CAREFULLY

THIS SETTLEMENT AND RELEASE AGREEMENT
INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and Release on the dates set forth below.

DATED: ,

[ ]

DATED: ,	By:

RELEASE FOR CALIFORNIA EMPLOYEES AGE 40 AND OVER

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is entered into by and between                             for itself and all of its, affiliated, parent, related, and subsidiary companies, joint venturers and partnerships, as well as their respective directors, officers, partners, employees, agents, attorneys, successors, and assigns, past and present, and each of them, including, but not limited to, Ticketmaster, a Delaware corporation (collectively “Ticketmaster”), on the one hand, and                                               , on behalf of himself/herself and his/her agents, representatives, heirs, executors, trustees, and assigns (collectively, “Employee”), on the other hand.

AGREEMENTS

1.             Severance of Employment Relationship. Employee and Ticketmaster agree and acknowledge that Employee will cease to be employed by Ticketmaster effective as of                                    , 200     (the “Termination Date”).  Employee hereby confirms his/her agreement and understanding that as of such Termination Date: (a) Employee will have no further continuing right to be employed by Ticketmaster; (b) Employee will no longer hold himself/herself out as an employee of Ticketmaster; (c) Employee will have received all compensation, expense reimbursement and other benefits to which he/she is or may be entitled to receive as an employee of Ticketmaster through the Termination Date, including but not limited to payment for all accrued but unused vacation time; and (d) Employee will have returned to Ticketmaster any and all documents, agreements, records, instruments, office equipment, keys and other property of Ticketmaster (and copies thereof) that are in his/her possession or under his/her control, if any. [Add if Employee was previously granted stock options and was terminated for cause after discussing with the General Counsel of Ticketmaster: Furthermore, Employee understands and agrees that he/she has been terminated for cause, and that any stock options that had been granted to him/her have been cancelled pursuant to the terms of his/her stock option agreement.]

2.             Payment of Consideration.

(a)           On the eighth day after Employee’s execution of this Agreement, in consideration for the promises and representations made in this Agreement, and as full and final settlement for any and all claims Employee has or may have against Ticketmaster,  Ticketmaster agrees to pay Employee a lump sum in the amount of                             week(s) salary, minus all applicable withholdings. Employee understands and agrees that such payment is not salary but rather severance and thus, among other things, such payment will not be eligible for 401(k) deductions or employer matching contributions and Ticketmaster may withhold Federal and state taxes at the rates applicable to unearned income.

(b)                                 After the Termination Date, Employee will not receive or accrue any benefits. From the Termination Date through                               , Ticketmaster will pay Employee’s COBRA payments.

3.                                       Release of Known and Unknown Claims. In consideration for the promises undertaken, Employee irrevocably and unconditionally releases and forever discharges Ticketmaster, as defined above, as well its affiliated, parent, related, and subsidiary companies, licensees, joint venturers and partnerships, as well as their respective directors, officers, shareholders, partners, employees, agents, attorneys, successors, and assigns, past and present, and each of them, from any and all claims, demands, liabilities, suits or damages of any type or kind, whether in law or in equity, known or unknown, suspected or unsuspected, arising from or in any way related to Employee’s employment with Ticketmaster, and/or the severance of such employment from Ticketmaster and/or any events regarding Employee’s employment occurring prior to the execution of the Agreement, including without limitation, all of those based on allegations of discrimination or harassment on the basis race, color, sex, age, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other bases protected by federal, state or local laws; any claim under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 621 et seq.; the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; the California Fair Employment & Housing Act, California Government Code § 12900, et seq.; violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); violation of the Occupational Safety and Health Act or any other safety and/or health laws, statutes or regulations; violation of the Employment Retirement Income Security Act of 1974 (“ERISA”); or any contract, tort, wage and hour law, and/or any federal, state or local fair employment practice or civil rights law, ordinance or executive order, or any other wrongdoing or improper conduct whatsoever, including but not limited to: any claims for violation of any state or federal law or regulations; or for breach of contract (express or implied); breach of the implied covenant of good faith and fair dealing; wrongful discharge; retaliation; violation of public policy; sexual assault and/or battery; invasion of privacy; misrepresentation; defamation; fraud; fraudulent inducement; or emotional distress; and any and all other claims or torts whatsoever, all to the fullest extent permitted by law.

4.                                       Waiver of California Civil Code Section 1542.

(a)           In executing this Agreement, Employee waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance and consequences of the specific waiver of Section 1542. Section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

(b)           Thus, notwithstanding the provisions of Section 1542, Employee expressly acknowledges that paragraph 3, above, is also intended to include in its effect, without limitation, all such claims which Employee does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

(c)           Employee acknowledges and agrees that Employee may later discover facts different from or in addition to those Employee now knows or believes to be true in entering into this Agreement. Employee agrees to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agrees that this Agreement shall remain effective regardless of such additional or different facts.

5.             Right of Attorney, Time to Consider, Revocations. Employee acknowledges and agrees that Employee was provided twenty-one (21) days to consider this Agreement and to consult with counsel and have the opportunity to receive independent legal advice with respect to the matters hereinabove set forth and the asserted rights arising out of said matters, and has been encouraged to do so. To the extent that Employee has taken less than twenty-one (21) days to consider this Agreement, Employee acknowledges that Employee has had sufficient time to consider the Agreement and to consult with counsel and that Employee did not desire or need additional time.

This Agreement is revocable by Employee for a period of seven (7) calendar days following Employee’s execution of this Agreement. The revocation must be in writing, must specifically revoke this Agreement, and must be directed to the General Counsel of Ticketmaster at facsimile number (310) 360-3373.

6.             Warranties. Employee specifically represents that he/she has no pending complaints or charges against Ticketmaster with any state or federal court or any local, state or federal agency, division or department, based on any events occurring prior to the date of execution of this Agreement. Employee further represents that he/she will not in the future file, participate in, instigate or encourage the filing of any lawsuit by any party in any state or federal court or any proceeding before any local, state or federal agency, department or division, claiming that Ticketmaster has violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the date of the execution of this Agreement.

7.             Non-Disclosure of Proprietary Information.    Employee recognizes and acknowledges that the Proprietary Information of Ticketmaster (as defined below), represents a valuable, special and unique asset of Ticketmaster. “Proprietary Information of Ticketmaster” means all information known or intended to be known only to employees of Ticketmaster or any of its subsidiaries or affiliates in a confidential relationship with Ticketmaster relating to Ticketmaster’s employees, executives, agents, representatives, operations and clients, as well as technical matters pertaining to the business of Ticketmaster or any of its subsidiaries or affiliates, including, but not limited to, any information, business plans, financial information, design specifications, programs, listings, documentation or other supporting or related materials or information of any nature or description whatsoever relating to Ticketmaster’s hardware, software, systems and equipment as it now exists, including any and all improvements in the state of the art relative hereto or applications, adaptations and modification thereof, whether now existing or developed in the future, except for any information within the public domain. Employee consents and agrees that Employee will not at any time use or disclose any Proprietary Information of Company to any person, firm, corporation, association or entity for any reason or purpose whatsoever. If Employee is served with any subpoena, court order, or other legal process seeking disclosure of any Proprietary Information of Ticketmaster, or this Agreement, or any information or documentation regarding the severance of Employee’s employment from Ticketmaster, Employee shall promptly send to the General Counsel of Ticketmaster within forty-eight (48) hours via facsimile at (310) 360-3373, such subpoena, court order, or other legal process so that Ticketmaster may exercise any applicable legal remedies. Employee agrees not to remove any documents, records or other information from the premises of Ticketmaster or any of its subsidiaries or affiliates containing any such Proprietary Information of Ticketmaster and acknowledges that such documents, records and other information are the exclusive property of Ticketmaster or its subsidiaries or affiliates. The confidentiality obligations imposed upon Employee by the terms of this Agreement shall be continuing.

8.             Non-Disparagement. Employee agrees not to make any negative, disparaging, detrimental or derogatory comments to any third party about Ticketmaster or about its businesses, employees, executives, agents or representatives at any time whatsoever. Employee further agrees not to make any statements that would adversely affect Ticketmaster’s business reputation.

9.             Non-Disclosure of this Agreement. Employee agrees that this Agreement is confidential and Employee will not disclose the existence of this Agreement, any of the terms of this Agreement or any facts regarding Employee’s employment at Ticketmaster to any person or entity, except: (1) to Employee’s attorneys, accountants or any governmental taxing authority on a need to know basis only; or (2) in response to an order or subpoena issued by a court or government agency; provided, however, that notice of receipt of such judicial order, inquiry or subpoena shall be communicated via facsimile within 72 hours to the General Counsel for Ticketmaster, at (310) 360-3373 so that Ticketmaster will have the opportunity to intervene to assert whatever rights it has to nondisclosure prior to Employee’s response to the order, inquiry or subpoena. Employee further agrees to inform any such attorneys, accountants and governmental authorities or agencies about this confidentiality provision and that they will agree to be bound by it.

10.           Knowing and Voluntary. The parties acknowledge and represent that they have carefully read and fully understand all of the terms and conditions set forth in this Agreement. The parties further acknowledge and represent that they enter into this Agreement freely, knowingly and without coercion and based on their own judgment and not in reliance upon any representation or promises made by any party or its attorneys to any other party.

11.           Attorneys’ Fees. Should any party institute any action or proceeding to enforce, interpret or apply any provision of this Agreement, or any released claims, the parties agree that the prevailing party shall be entitled to reimbursement by the losing party of all costs and expenses, including, but not limited to, all of its attorneys’ fees.

12.           Governing Law. This Agreement shall be construed and governed by the laws of the State of California, without giving effect to its conflict of laws provisions.

13.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

14.           Severability. If any provision of this Agreement is deemed to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts shall not be affected.

15.           Entire Agreement. This Agreement, together with that certain                                 dated as of                  [fill in name and date of any confidentiality/nondisclosure agreement signed by the Employee related to his/her employment with Ticketmaster], contains all of the terms and conditions agreed upon by the parties regarding the subject matter of this Agreement. Any prior agreements, promises, negotiations, or representations, either oral or written, by either the parties hereto or their attorneys, relating to the subject matter of this Agreement not expressly set forth in this

Agreement are of no force or effect. No modifications of this Agreement can be made except in writing signed by Employee and an authorized representative of Ticketmaster.

16.           Denial of Liability. Employee expressly recognizes that this Agreement shall not in any way be construed as an admission by Ticketmaster of any unlawful or wrongful acts whatsoever. Ticketmaster expressly denies any breach of any contracts, policies or procedures, or a violation of any state or federal law or regulation.

17.           Waiver. No waiver by any party of any breach of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement. No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

18.           Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. THE PARTIES HAVE HAD THE OPPORTUNITY TO HAVE THE CONTENTS OF THIS AGREEMENT FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ CAREFULLY

THIS SETTLEMENT AND RELEASE AGREEMENT
INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and Release on the dates set forth below.

DATED : ,

[ ]

DATED : ,	By: